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                                                                      EXHIBIT 12

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

     We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as revenues in excess of expenses before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.

                                                                                                  Three Months Ended June
                                                             Years Ended March 31,                          30,
                                               ------------------------------------------------- -------------------------
                                                                                       Pro forma                 Pro forma
                                                1997    1998    1999    2000    2001     2001     2000    2001     2001
                                               ------- ------- ------- ------- ------- --------- ------- ------- ---------
                                                                         (Dollars in Thousands)
Revenue in excess of expenses before provision
 for income taxes............................. $37,423 $48,999 $53,238 $66,120 $86,255  $44,327  $28,737 $32,311  $22,470
Fixed charges, as below.......................   3,818   3,475   4,033   4,322   4,249   42,985    1,064   1,037   10,237
                                               ------- ------- ------- ------- -------  -------  ------- -------  -------
Total earnings, as defined.................... $41,241 $52,474 $57,271 $70,442 $90,504  $87,312  $29,801 $33,348  $32,707
                                               ======= ======= ======= ======= =======  =======  ======= =======  =======
Fixed charges, as defined:
Interest expense.............................. $ 1,304 $   785 $ 1,258 $ 1,497 $ 1,277  $40,013  $   320 $   257  $ 9,407
Rental interest factor........................   2,514   2,690   2,775   2,825   2,972    2,972      744     780      780
                                               ------- ------- ------- ------- -------  -------  ------- -------  -------
Total fixed charges, as defined............... $ 3,818 $ 3,475 $ 4,033 $ 4,322 $ 4,249  $42,985  $ 1,064 $ 1,037  $10,237
                                               ======= ======= ======= ======= =======  =======  ======= =======  =======
Ratio of earnings to fixed charges............   10.8x   15.1x   14.2x   16.3x   21.3x     2.0x    28.0x   32.2x     3.2x
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